                                                            Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share

                                                      Three Months Ended
                                                           March 31
                                                     --------------------
                                                       2001          2000
                                                     ------        ------
(In millions, except per share data)
 ----------------------------------

EARNINGS
Basic:
Net income, as reported                                $202          $358
Dividends on preferred stock, net of taxes               (2)           (2)
Premium on preferred shares redeemed                     (2)           (4)
                                                      -----         -----
    Net income available to common shareholders        $198          $352
                                                      =====         =====

Diluted:
Net income available to common shareholders            $198          $352
Effect of dilutive securities:
  Convertible preferred stock                             2             2
  Zero coupon convertible notes                           1             1
  Convertible monthly income preferred securities         -             2
                                                      -----         -----
    Net income available to
      common shareholders, as adjusted                 $201          $357
                                                      =====         =====

COMMON SHARES
Basic:
  Weighted average common shares outstanding            217           220
                                                      =====         =====
Diluted:
  Weighted average common shares outstanding            217           220
  Effect of dilutive securities:
    Stock options                                         4             1
    Convertible preferred stock                           6             7
    Zero coupon convertible notes                         3             2
    Convertible monthly income
     preferred securities                                 -             7
                                                      -----         -----
           Total                                        230           237
                                                      =====         =====

EARNINGS PER COMMON SHARE
Basic                                                 $0.91         $1.60
                                                      =====         =====
Diluted                                               $0.87         $1.51
                                                      =====         =====